Exhibit 3

CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION OF
MAGNETEK, INC.

Magnetek, Inc., a Delaware Corporation (hereinafter called the “Corporation”), does hereby certify as follows:
FIRST: Paragraph A of Article Fourth of the Corporation’s Restated Certificate of Incorporation, as amended, is hereby amended in its entirety to read as follows:
“The total number of shares of capital stock which the Corporation shall have authority to issue is Fifteen Million Five Hundred Thousand (15,500,000), divided into Fifteen Million (15,000,000) shares of Common Stock of the par value of $.01 per share and Five Hundred Thousand (500,000) shares of Preferred Stock of the par value of $1.00 per share.”
SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the Delaware General Corporation Law.
IN WITNESS WHEREOF, Magnetek, Inc. has caused this Certificate of Amendment to be duly executed in its corporate name this May 1, 2014.
MAGNETEK, INC.

By: /s/ Peter M. McCormick
Name: Peter M. McCormick

Its: Chief Executive Officer